SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into as of this **1st day of March, 2017**, by and among **LONGFIN, CORP.**, a Delaware corporation (**"Parent"**), **STAMPEDE TRADEX PTE. LTD.** (Formerly known as Stampede Financials Pte. Ltd.), a Singapore corporation (Company Registration Number: 201026024G) (**"STAMPEDE"**), and the holders listed on Exhibit A attached hereto (the **"Equity-Holders"**), collectively with the Parent and STAMPEDE, the "Parties" and each, a "Party"), upon the following premises:

RECITALS:

WHEREAS, STAMPEDE and the Equity-Holders desire to enter into an equity exchange transaction, whereby STAMPEDE shall become a wholly-owned subsidiary of the Parent and this share exchange agreement **will take effect post Reg A+ (1-A) qualification by The U.S. Securities and Exchange Commission (the "Commission")** (the "Closing Date"); and

WHEREAS, the Equity-Holders 1 and Equity-Holders 2 are the joint stockholders of STAMPEDE and owns one hundred percent (100%) of the issued and outstanding shares of capital stock of STAMPEDE, which for purposes of this transaction, have been determined by the Parties to have a 7,658,365 shares and 9,361,718 shares respectively.

WHEREAS, the Parent desires to acquire one hundred percent (100%) of the issued and outstanding shares of capital stock of STAMPEDE in exchange for One Hundred Million (100,000,000) newly-issued shares of the Parent's common stock, par value $0.0001 per share ("Parent Common Stock"); such transaction being referred to herein as the " Exchange"; and

WHEREAS, the Parties intend for this transaction to constitute a tax-free reorganization pursuant to the provisions of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE 1

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF STAMPEDE

As an inducement to, and to obtain the reliance of the Parent, except as set forth in those schedules prepared by STAMPEDE which are attached and made a part hereto (the "STAMPEDE Schedules"), STAMPEDE hereby represents and warrants as of Closing Date as follows:

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STAMPEDE TRADEX PTE LTD REG NO 201026024G

Section I.1 Organizations

STAMPEDE is a corporation duly organized, validly existing, and in good standing under the laws of the Republic of Singapore and has the power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted. Set forth as Annex A are hereof (together, the "STAMPEDE Charter"). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the STAMPEDE Charter. STAMPEDE has taken all actions required by law, from its STAMPEDE Charter, or otherwise to authorize the execution and delivery of this Agreement. STAMPEDE has full power, authority, and legal right and has taken all action required by law, the STAMPEDE Charter, and otherwise to consummate the transactions herein contemplated.

Section I.2 Capitalization

The capitalization of STAMPEDE consists of 17,020,083 shares Seventeen million, twenty thousand and eighty three ordinary shares (the "STAMPEDE Stock"). There are 17,020,083 shares Seventeen million, twenty thousand and eighty three ordinary shares of STAMPEDE Stock issued and outstanding (the "STAMPEDE Shares"). The Equity-Holders owns one hundred percent (100%) of the STAMPEDE Shares.

Section I.3 Options or Warrants

There are no existing options, warrants, calls, or commitments of any character relating to the STAMPEDE Shares.

Section I.4 Absence of Certain Changes or Events

Since 1 March, 2017:

(a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of STAMPEDE, including, but limited to, retaining any new employees or hiring any contract personnel with the written consent of the Parent or expending any cash on capital purchases, bonuses or other expenses out of the ordinary course of business without prior written consent of the Parent;

(b) STAMPEDE has not (i) amended its Articles of Incorporation or By-laws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to Equity-Holderss or purchased or redeemed, or agreed to purchase or redeem, any of the STAMPEDE Shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material incurred, or become subject to, any material obligation or liability (absolute or transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its managers, officers, directors, or employees;

(c) STAMPEDE has not (i) granted or agreed to grant any options, warrants or other rights for its membership interests, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any membership interests, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement; and

(d) There are no material actions, suits, proceedings, or investigations pending or, to the knowledge of STAMPEDE after reasonable investigation, threatened by or against STAMPEDE or affecting STAMPEDE or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. STAMPEDE does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

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Section I.5 Contracts

All contracts, agreements, franchises, license agreements, and other commitments to which STAMPEDE is a party or by which its properties are bound and which are material to the operations of STAMPEDE taken as a whole are valid and enforceable by STAMPEDE in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

Section I.6 No Conflict With Other Instruments

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material agreement, or instrument to which STAMPEDE is a party or to which any of its assets, properties or operations are subject.

Section I.7Compliance with Laws and Regulations

To the best of its knowledge, STAMPEDE has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of STAMPEDE or except to the extent that noncompliance would not result in the occurrence of any material liability for STAMPEDE.

Section I.8 Approval of Agreement

The board of directors of STAMPEDE and the Equity-Holderss have unanimously authorized the execution and delivery of this Agreement by STAMPEDE and have approved this Agreement and the transactions contemplated hereby.

Section I.9 Valid Obligation

This Agreement and all agreements and other documents executed by STAMPEDE in connection herewith constitute the valid and binding obligation of STAMPEDE, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section I.10 Information

The information concerning STAMPEDE set forth in this Agreement and in the STAMPEDE Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section I.11 Financial Statements

If required, STAMPEDE's financial statements shall be prepared in a timely and proper manner in accordance with Regulation S-X promulgated by the Commission.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE PARENT

As an inducement to, and to obtain the reliance of STAMPEDE and the Equity-Holders, except as set forth in those schedules prepared by the Parent which are attached and made a part hereto (the "Parent Schedules"), the Parent represents and warrants, as of the Closing Date, as follows:

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Section II. 1 Organization

The Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Set forth as Annex B are complete and correct copies of the Articles of Incorporation of the Parent as in effect on the Closing Date (together, the "Parent Charter"). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Parent Charter. The Parent has taken all action required by law, the Parent Charter or otherwise to authorize the execution and delivery of this Agreement, and the Parent has full power, authority, and legal right and has taken all action required by law, the Parent Charter or otherwise to consummate the transactions herein contemplated.

Section II.2 Capitalization

The Parent's authorized capitalization consists of (a) Two Hundred Million (200,000,000) shares of Parent Common Stock, of which Hundred Million (100,000,000) shares were issued and outstanding post-transaction.

Section II.3 Subsidiaries

None

Section II.4 Options or Warrants

There are no existing options, warrants, calls, or other commitments of any character relating to the authorized and unissued shares of the Parent Common Stock, except as in connection with the transactions contemplated in connection with the Exchange.

Section II.5 Absence of Certain Changes or Events

Since 1 March, 2017:

(a) The Parent has not (i) amended the Parent Charter except as pursuant to the transactions in connection with this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to the Equity-Holders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and (iv) entered into any transactions or agreements other than in connection with this Agreement and the transactions contemplated herein; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation,

(b) The Parent has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement.

Section II.6 Litigation and Proceedings

There are no actions, suits, proceedings or investigations pending or threatened by or against the Parent, or its subsidiaries, or affecting the Parent or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Parent has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

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Section II.7 **No Conflict With Other Instruments**

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Parent is a party or to which any of its assets, properties or operations are subject.

Section II.8 **Compliance With Laws and Regulations**

The Parent has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section II.9 **Approval of Agreement**

The board of directors of the Parent have authorized the execution and delivery of this Agreement by the Parent and has approved this Agreement and the transactions contemplated hereby.

Section II.10 **Valid Obligation**

This Agreement and all agreements and other documents executed by the Parent in connection herewith constitute the valid and binding obligation of the Parent, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section II.11 Information

The information concerning the Parent set forth in this Agreement and the Parent Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III PLAN OF EXCHANGE

Section III.1 The Exchange

On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Equity-Holderss, by executing this Agreement, shall assign, transfer and deliver to the Parent, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the STAMPEDE Shares, constituting all of the STAMPEDE Common Stock, including all of the voting power of STAMPEDE. In exchange for the transfer of the STAMPEDE Shares by the Equity-Holders, the Parent shall issue certificates evidencing an aggregate amount of Hundred Million (100,000,000) shares of the Parent Common Stock to the Equity-Holderss in their respective holding in STAMPEDE (i.e. 45% to Equity-Holders 1 and 55% to Equity-Holders 2). Upon consummation of the transaction contemplated herein, all of the STAMPEDE Shares shall be held by the Parent. .

Section III.2 **Closing Events**

On the Closing Date, the Parent, STAMPEDE and the Equity-Holders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

It is expressly understood by the Parties, and specifically agreed to that, within ten (10) days of the Closing Date, the Hundred Million (100,000,000) shares of newly- issued Parent Common Stock shall be issued and delivered to the Equity-Holders.

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Section III.3 **Plan of Exchange**

The Parties to this Agreement agree that this Agreement shall constitute a plan of exchange.

Section III.4 Termination

This Agreement may be terminated by either of STAMPEDE or the Parent if the other Party has failed to meet the conditions precedent set forth in Articles V and VI herein.

If this Agreement is terminated pursuant to this Section III.4, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

ARTICLE IV

ARTICLE IV SPECIAL COVENANTS

Section IV.1 Access to Properties and Records

The Parent and STAMPEDE will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Parent or STAMPEDE, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Parent or STAMPEDE, as the case may be, as the other shall from time to time reasonably request.

Section IV.2 Delivery of Books and Records

On or prior to Closing Date, STAMPEDE shall deliver to the Parent copies of the corporate minute books, books of account, contracts, records, and all other books or documents of STAMPEDE now in the possession of STAMPEDE or its representatives as requested the Parent.

Section IV.3 Third Party Consents and Certificates

The Parent and STAMPEDE hereby agree to cooperate with each other in order to obtain any required third-party consents to this Agreement and the transactions herein contemplated.

Section IV.4 The Acquisition of Parent Common Stock

The Parent and STAMPEDE acknowledge and agree that the consummation of this Agreement including the issuance of shares of Parent Common Stock in exchange for the STAMPEDE Shares.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STAMPEDE and Equity-Holderss

The obligations of the STAMPEDE and Equity-Holderss under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions:

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Section V.1 **Performance of Covenants** ~~Accuracy of Representations and Performance and covenant.~~

The representations and warranties made by STAMPEDE and the Equity-Holders in this Agreement were true when made and shall be true at the First Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).

STAMPEDE shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by STAMPEDE prior to or on the Closing Date.

The Parent shall be furnished with a certificate, signed by a duly authorized executive officer of STAMPEDE and dated the Closing Date, to the foregoing effect.

Section V.2 Litigation Certificate

The Parent shall have been furnished with certificates dated as of the Closing Date and signed by a duly authorized officer of STAMPEDE to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of STAMPEDE threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the STAMPEDE Schedules, by or against STAMPEDE, which might result in any material adverse change in any of the assets, properties, business, or operations of STAMPEDE.

Section V.3 **Good Standing**

The Parent shall have received a certificate of good standing dated within ten (10) business days after the Closing Date certifying that STAMPEDE is in good standing as a Singapore corporation and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section V.4 **Approval by Equity-Holders**

The Exchange shall have been approved, and appropriate transfer documents effecting the transfer of the STAMPEDE Shares delivered in accordance with Section III.1, by the holders of not less than one hundred percent (100%) of the issued and outstanding shares of STAMPEDE Common Stock, including all voting power, of STAMPEDE.

Section V.5 No Governmental Prohibition

No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section V.6 Consents

All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of STAMPEDE after the Closing Date on the basis as presently operated shall have been obtained.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

The obligations of Parent under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

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Section VI.1Accuracy of Representations and Performance of Covenants

The representations and warranties made by the Parent in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. The Parent shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Parent. Prior to or on the Closing Date, the Parent shall furnish to STAMPEDE a certificate signed by a duly authorized officer of the Parent and dated as of the Closing Date, to the foregoing effect.

Section VI.2 Litigation Certificate

STAMPEDE shall have been furnished with certificates dated as of the Closing Date and signed by duly authorized executive officers of the Parent, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Parent threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Parent Schedules, by or against the Parent, which might result in any material adverse change in any of the assets, properties or operations of the Parent.

Section VI.3 <u>Good Standing</u>

STAMPEDE shall have received a certificate of good standing from the Secretary of State of the State of Delaware or other appropriate office, dated as of a date within ten (10) business days after the Closing Date certifying that the Parent is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section VI.4 No Governmental Prohibition

No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section VI.5 Consents

All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Parent after the Closing Date on the basis as presently operated shall have been obtained.

Section VI.6 <u>Other Items</u>

Parent shall remain in good standing, STAMPEDE shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as STAMPEDE may reasonably request.

ARTICLE VII OTHER PROVISIONS

As of the Closing Date, Venkat S Meenavalli, Founder & Chairman be appointed as a director and Secretary of the Parent.

ARTICLE VIII MISCELLANEOUS

Section VIII.1Government Law; Jurisdiction; Venue

This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of State law, with the laws of the State of Delaware. Venue for all matters shall be in Jersey, without giving effect to principles of conflicts of law thereunder. Each of the Parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States sitting in Hackensack, New Jersey. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the

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aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section VIII.2 Notices

Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Parent, to: Longfin, Corp.
205 Chubb Ave
Lyndhurst, NJ 07071

If to STAMPEDE, to: STAMPEDE TRADEX PTE. LTD.,
Level 11, 105 Cecil Street,
The Octagon,
Singapore 069534

If to the Equity
Holder 1, to: c/o Venkat S Meenavalli
60 Cambridge Road,
#01-01,
Singapore 219757

If to the Equity
Holder 2, to: c/o Stampede Capital Limited
State of Andhra Pradesh
India

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section VIII.3 <u>Attorney's Fees</u>

In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section VIII.4 Confidentiality

Each Party hereto agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the other Parties all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section VIII.5 <u>Public Announcements and Filings</u>

Unless required by applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the general trade or trade press, or to any third-party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to

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this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section VIII.6 Recitals

The Recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section VIII.7 Expenses

Subject to Section VIII.3 above, whether or not the Exchange is consummated, each of the Parent, the Equity-Holders and STAMPEDE will bear its own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section VIII.8 Survival; Termination

The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years.

Section VIII.9 Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section VIII. 10 Amendment or Waiver

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

Section VIII.11 Best Efforts

Subject to the terms and conditions herein provided, each Party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each Party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section VIII.12 Entire Agreement

This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the corporate Parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

LONGFIN, Corp.,

By:
Name: Venkat S Meenavalli,
Title: Founder & Chairman

STAMPEDE TRADEX PTE. LTD.,

STAMPEDE TRADEX PTE LTD REG. NO. 201026024G

By:
Name: Krishanu Singhal,
Title: Director

STAMPEDE CAPITAL LIMITED,

For STAMPEDE CAPITAL LIMITED

Director

By:
Name:,
Title: Director (Equity-Holder 2)

Venkat S Meenavalli.,

By:
Name: Venkat S Meenavalli,
Title: (Equity-Holder 1)

Exhibit "A"

EQUITY –HOLDER 1

The undersigned Equity-Holder 1 of STAMPEDE TRADEX PTE. LTD., herby agree to participate in the Exchange on the terms set forth above. The undersigned herby represent and affirm that he has read each of the representations and warranties of STAMPEDE TRADEX PTE. LTD., set out in <u>Article 1</u> hereof and that, to the best of his knowledge. all of such representations and warranties arc true and correct.

Equity-Holder 1

Venkat S Meenavalli,

EQUITY –HOLDER 2

The undersigned Equity-Holder 2 of STAMPEDE TRADEX PTE. LTD., herby agree to participate in the Exchange on the terms set forth above. The undersigned herby represent and affirm that he has read each of the representations and warranties of STAMPEDE TRADEX PTE. LTD., set out in <u>Article 1</u> hereof and that, to the best of his knowledge. all of such representations and warranties arc true and correct.

Equity-Holders 2

Stampede Capital Limited HYDERABAD

For and on behalf of Stampede Capital Limited

ANNEX A

ARTICLES OF INCORPORATION OF STAMPEDE TRADEX PTE. LTD.,

ANNEX B

ARTICLES OF INCORPORATION OF THE PARENT